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                         NIMBUS CD INTERNATIONAL, INC.
                               623 Welsh Run Road
                                 Guildford Farm
                          Ruckersville, Virginia 22968

                                 June 23, 1998

Dear Shareholder:

    We are pleased to inform you that, pursuant to the Agreement and Plan of Merger dated as of June 16, 1998 (the "Merger Agreement"), by and among Nimbus CD International, Inc. ("Nimbus"), Carlton Communications Plc ("Carlton"), and Neptune Acquisition Corp., a wholly owned subsidiary of Carlton ("Purchaser"), Purchaser today commenced a tender offer for all of the outstanding shares of Nimbus' common stock. In the tender offer, stockholders who tender their Nimbus shares will receive $11.50 per share in cash.

    YOUR BOARD OF DIRECTORS, BY A UNANIMOUS VOTE OF DIRECTORS (WITH ONE DIRECTOR ABSENT), HAS DETERMINED THAT PURCHASER'S TENDER OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF NIMBUS' STOCKHOLDERS AND RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE TENDER OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE TENDER OFFER.

    In approving the tender offer and the Merger Agreement and recommending that all stockholders tender their shares pursuant to the tender offer, as more fully described in the attached Solicitation/ Recommendation Statement on Schedule 14D-9 filed by Nimbus with the Securities and Exchange Commission, your Board of Directors (the "Board") considered a number of factors including, among others:
(i) Nimbus' management's ("Management") view of Nimbus' strategic position; (ii) the Board's familiarity with the financial condition, results of operations, strategic position, business and prospects of Nimbus; (iii) the canvas of other potential strategic bidders conducted by Berenson Minella & Company ("Berenson Minella"), Nimbus' financial advisor; (iv) the Board's belief that superior alternative financial transactions were not likely; (v) Management's and certain of Nimbus' large stockholders' recommendation of the tender offer and the Merger Agreement; (vi) Berenson Minella's presentation and opinion that the consideration to be received by the stockholders of Nimbus in connection with the tender offer and the Merger is fair to the stockholders of Nimbus from a financial point of view; (vii) the financial and other terms of the tender offer and the Merger Agreement; and (viii) the fact that the obligations of Carlton and Purchaser to consummate the tender offer and the Merger are not conditioned upon financing.

    Purchaser's tender offer is conditioned upon, among other things, there being validly tendered and not withdrawn in the tender offer a number of shares of Nimbus' common stock which represent at least a majority of the total voting power of all shares of capital stock of Nimbus outstanding on a fully-diluted basis. The consummation of the tender offer is also conditioned upon receipt of certain regulatory approvals and/or termination of certain waiting periods.

    Under the Merger Agreement, if the tender offer is completed, it will be followed, subject to any necessary shareholder approval, by a merger in which non-tendering shareholders will receive the same consideration for each Nimbus share as was paid in the tender offer and Nimbus will become a wholly owned subsidiary of Carlton.
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    Enclosed with this letter is a copy of Nimbus' Schedule 14D-9, which contains important information regarding the factors considered by your Board in its deliberations and describes in more detail the reasons for your Board's conclusions and certain other information regarding the tender offer and the merger. Also enclosed is Purchaser's Offer to Purchase and related materials, including a letter of transmittal to be used for tendering your Nimbus shares. These documents set forth in detail the terms and conditions of the tender offer and the merger and provide instructions on how to tender your Nimbus shares. You are urged to read and carefully consider the enclosed material and your individual circumstances.

                                          On behalf of the Board of Directors,
                                          Sincerely,

                                                       [LOGO]
                                          Lyndon J. Faulkner
                                          Chairman of the Board, President and
                                          Chief Executive Officer

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